Exhibit 10.1

Vontier Employment Services LLC

c/o 5438 Wade Park Blvd., Suite 600

Raleigh, NC 27607

August 3, 2022

Anshooman Aga

Dear Anshooman:

I am delighted to offer you employment with Vontier Employment Services LLC (the “Company”). This is a very exciting time, and we are confident that your background and experience will allow you to make major contributions to Vontier. As we discussed, your position will be Senior Vice President and Chief Financial Officer reporting to Mark Morelli, Chief Executive Officer, and will be based in Raleigh, NC.

Please allow this letter to serve as documentation of the offer extended to you.

Start Date: Your start date with the Company will be August 29, 2022.

Base Salary: Your base salary will be paid at the annual rate of $625,000 subject to periodic review, and payable in accordance with the Company’s usual payroll practices.

Signing Bonus: The Company will provide you a signing bonus equal to $600,000, less all taxes and withholding, payable within thirty days following your Start Date. Payment of this bonus is conditioned on your execution of the enclosed Signing Bonus Repayment Agreement.

Incentive Compensation: You are eligible to participate in the Vontier Incentive Compensation Plan (“ICP”) with a target bonus of 100% of your annual base salary, subject to periodic review and governed by the terms of Vontier ICP. Your first eligibility for participation in the ICP will be in 2022. Any actual 2022 award will be prorated based on your hire date. Normally, ICP payments are made during the first quarter of the following calendar year. You will be eligible for your first ICP payment during the first quarter of 2023. This bonus is based on a Company Financial Factor and a Personal Performance Factor which are determined each year, and subject to review.

Annual Equity Award: Upon acceptance of this offer, and your commencement of employment, a recommendation will be made to the Compensation and Management Development Committee of the Board of Directors to grant you an equity award as part of our annual equity compensation program at its meeting where annual equity is considered. Our typical annual grant cycle is in February each year. The target award value of this annual grant for 2023 plan year is $1,500,000.

Any annual equity awards will be solely governed by the terms and conditions set forth in the Vontier Corporation 2020 Stock Incentive Plan and in the particular form of award agreement required to be signed with respect to each award. The Company cannot guarantee that any equity granted to you will ultimately have any particular value.

Anshooman Aga August 3, 2022 Page 2

You may be eligible for future equity awards, in accordance with the terms of Vontier Corporation 2020 Stock Incentive program, at a target award value commensurate with your level. This does not guarantee awards will be granted in the future at this or different amount. Your participation and the specific terms of your participation in the Vontier Corporation 2020 Stock Incentive Plan will be determined in the sole discretion of the Compensation and Management Development Committee of the Board of Directors.

Special One Time Equity Award: A recommendation will be made to the Board or the Compensation Committee or their designee (as applicable) of Vontier to grant you a one-time special equity award with a target value of $1,500,000. The grant will be made during the next scheduled quarterly grant when such grants are made. This grant will be made in the form of RSUs with two-year ratable vesting.

Benefits: You will be eligible to participate in any employee benefit plans that Vontier has adopted or may adopt, maintain, or contribute to for the benefit of its regular exempt employees generally, subject to satisfying any applicable eligibility requirements. You will be eligible to participate in the Vontier 401(k) retirement plan subject to the applicable plan documents.

Other Compensation Elements: Starting in 2022, you will be eligible for an annual cash stipend of $10,000 per year to be applied for financial services and counseling.

Relocation: The Company is pleased to provide relocation benefits through a third-party relocation services company. Once you have communicated to the Company that you have signed and returned both this offer letter and the enclosed Relocation Repayment Agreement, the relocation services representative will contact you to explain the services, assistance and benefits provided under the Relocation Policy for Vontier and its Affiliates, coordinate your relocation coverage and answer any questions you may have.

Vacation: You will be eligible for four (4) weeks of vacation annually, pro-rated based off your start date. Your vacation allotment will accrue per pay period. In all other respects, your vacation benefits will be subject to Vontier’s policy as it may be amended from time to time.

Floating Holidays: In addition to the Vontier paid holidays, you will be eligible for three (3) floating holidays annually pursuant to the Vontier holiday policy, as it may be amended from time to time. Your initial floating holidays will be prorated based on the quarter in which you join Vontier.

EDIP Program: You will be eligible to participate in the Executive Deferred Incentive Program (“EDIP”), an exclusive, non-qualified executive benefit designed to supplement retirement benefits that otherwise are limited by IRS regulations; and provide the opportunity for you to defer taxation on a portion of your current income (base salary or bonus or both). You will be provided additional details prior to your first eligibility to participate in the program.

At-Will Employment: Nothing in this offer letter shall be construed as any agreement, express or implied, to employ you for any stated term. Your employment with the Company will be on an at-will basis, which means that either you or the Company can terminate the employment relationship at any time and for any reason (or no reason), with or without notice.

Conditions of Employment Offer: This offer of employment is expressly conditioned on your being legally authorized to work in the U.S. and your execution and return of the following documents no later than the date stated in the acknowledgment section below:

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•	Agreement Regarding Competition and the Protection of Proprietary Interests and the terms contained therein

•	Certification of the Vontier Corporation Code of Conduct

•	Certification of Compliance of Obligations to Prior Employers

•	Relocation Repayment Agreement

•	Sign-on repayment agreement

We anticipate that you will make a very strong contribution to the success of the Company and believe this is an excellent professional opportunity for you. We look forward to the opportunity to work with you as we pursue our very aggressive goals.

Sincerely yours,

/s/ Amy Plasha 8/9/2022

Amy L. Plasha

Chief Human Resources Officer

Acknowledgement

Please acknowledge that you have read, understood and accept this offer of at will employment by signing and returning it to me, along with the above-referenced signed documents no later than August 10, 2022.

/s/ Anshooman Aga
Signature

8/9/2022
Date